Exhibit 10.1

RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by SmartFinancial, Inc. (the “Company”) of [________] shares of Stock (the “Shares”) pursuant to the SmartFinancial, Inc. Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages and Exhibit A attached hereto (collectively, the “Terms and Conditions”). By accepting the Shares and signing below, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Shares shall vest (become non-forfeitable) in accordance with the following vesting schedule, subject to Grantee’s Continuous Service on each such vesting date:

Percent of Shares Vested	Vesting Date

IN WITNESS WHEREOF, SmartFinancial, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

SmartFinancial, Inc. By: Its:	GRANTEE [NAME]

Grant Date:

TERMS AND CONDITIONS

1.	Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party. If Grantee’s Continuous Service is terminated for any reason other than as set forth in subsection (b) or (c) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 1 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.
2.	Vesting and Termination of Restrictions. The Restricted Shares shall vest (become non-forfeitable) and the restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):
(a)	as to the percentages and dates specified on the cover page hereto, provided that Grantee remains in Continuous Service on each such date;
(b)	as to 100% of the Restricted Shares upon the termination of Grantee’s Continuous Service by reason of death or Disability;

(c)	as to the Pro Rata Shares (as defined herein) upon the termination of Grantee’s Continuous Service by reason of (i) a termination by the Company without Cause, or (ii) a resignation by Grantee for Good Reason. For purposes of this Award Certificate, “Pro Rata Shares” means a number of Restricted Shares determined by multiplying the number of Restricted Shares outstanding as of the date of Grantee’s termination by a fraction, the numerator of which is the number of full calendar months Grantee has been employed by the Company or an employing Affiliate since the Grant Date (including for this purpose the month during which the Grant Date occurs if Grantee was employed by the Company or an employing Affiliate for the entirety of such month) and the denominator of which is forty-eight (48); or
(d)	as to 100% of the Restricted Shares on the occurrence of a Change in Control, subject to Grantee’s Continuous Service on the date of such Change in Control.
3.	Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and SmartFinancial, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of SmartFinancial, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4.	Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.
5.	Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full dividend rights with respect to the Shares during and after the Restricted Period.
6.	Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after the grant date of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. If Grantee does not make an 83(b) election, and if so determined by the Company, the withholding requirement may be satisfied by withholding from the Shares a number of Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements. If Grantee makes an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement shall be satisfied, in whole or in part, by deducting any such taxes from any payment of any kind otherwise due to Grantee. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
7.	No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the employ or service of the Company or any Affiliate.
8.	Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.
9.	Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.
10.	Severability. If any provision or portion of this Award Certificate shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Award Certificate. Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Award Certificate so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.
11.	Interpretation. The headings contained in this Award Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Certificate. The language in all parts of this Award Certificate shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Award Certificate, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.
12.	Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to

SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, TN 37919; Attn: Chief Financial Officer, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee shall be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
13.	Clawback. The Shares shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.
14.	Applicable Law. The Company and Grantee agree that this Award Certificate shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles. Grantee agrees that the exclusive forum for any action to enforce this Award Certificate, as well as any action relating to or arising out of this Award Certificate, shall be the federal and state courts of the State of Tennessee. With respect to any such court action, Grantee hereby irrevocably submits to the personal jurisdiction of such courts. The parties hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
15.	Restrictive Covenants. Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that Grantee shall be allowed access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and its Affiliates. Participant accordingly agrees to the provisions of Exhibit A to this Award Certificate (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Award Certificate are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Grantee and the Company or any of its Affiliates.
16.	Survival. Unless otherwise provided herein, the provisions of Exhibit A attached hereto, as well as Sections 14 and 15 hereof, shall survive the termination of Grantee’s Continuous Service, termination of the Shares or termination of this Award Certificate.

Exhibit A

Restrictive Covenants

Capitalized terms not otherwise defined herein shall have the meaning set forth in section (g) of this Exhibit A.

(a)Restriction on Disclosure and Use of Confidential Information. Grantee agrees that Grantee shall not, directly or indirectly, use any Confidential Information on Grantee’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Grantee further agrees to fully cooperate with Company in maintaining the Confidential Information to the extent permitted by law. Company and Grantee acknowledge and agree that this Award Certificate is not intended to, and does not, alter either Company’s rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Grantee shall not be restricted from disclosing information that is required to be disclosed by law, court order, or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide Company with prompt notice of such requirement so that Company may seek an appropriate protective order prior to any such required disclosure by Grantee. Grantee understands and acknowledges that nothing in this section limits Grantee’s ability to report possible violations of federal, state, or local law or regulation to any governmental agency or entity; to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Grantee, on Grantee’s behalf, or by any other individual; or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of Company to make any such reports or disclosures and shall not be required to notify Company that Grantee has made such reports or disclosures. In addition, and anything herein to the contrary notwithstanding, Grantee is hereby given notice that Grantee shall not be criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)Non-Solicitation of Protected Customers. Grantee agrees that, during the Restricted Period, Grantee shall not, without the prior written consent of Company, directly or indirectly, on Grantee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(c)Non-Recruitment of Employees and Independent Contractors. Grantee agrees that during the Restricted Period, Grantee shall not, without the prior written consent of Company, directly or indirectly, whether on Grantee’s own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee or independent contractor of Company to terminate an employment or other relationship with Company or to enter into employment or any other kind of business relationship with Grantee or any other Person.

(d)	Proprietary Rights.

i.Grantee agrees that any and all Confidential Information and Protected Works are the sole property of Company, and that no compensation in addition to Grantee’s compensation hereunder is due to Grantee for development or transfer of such Protected Works. Grantee agrees that Grantee shall promptly disclose in writing to Company the existence of any Protected Works. Grantee hereby assigns and agrees to assign all of Grantee’s rights, title, and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Grantee shall not be entitled to use Protected Works for Grantee’s own benefit or the benefit of anyone except Company without written permission from Company and then only subject to the terms of such permission. Grantee further agrees that Grantee shall communicate to Company any facts known to Grantee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Company. Grantee agrees that Grantee shall not oppose or object in any way to applications for registration of Protected Works by Company or others designated by Company. Grantee agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by Grantee without the express written consent of Company.

Anything herein to the contrary notwithstanding, Grantee shall not be obligated to assign to Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of Company was used and which was developed entirely on Grantee’s own time, unless (A) the invention relates (1) directly to the business of Company, or (2) to Company’s actual or demonstrably anticipated research or development; or (B) the invention results from any work performed by Grantee for Company. Grantee likewise shall not be obligated to assign to Company any Protected Work that is conceived by Grantee after Grantee leaves the employ of Company, except that Grantee is so obligated if the same relates to or is based on Confidential Information to which Grantee had access by virtue of employment with Company. Similarly, Grantee shall not be obligated to assign any Protected Work to Company that was conceived and reduced to practice prior to Grantee’s employment with Company, regardless of whether such Protected Work relates to or would be useful in the business of Company. Grantee acknowledges and agrees that there are no Protected Works conceived and reduced to practice by Grantee prior to his employment with Company.

ii.Grantee acknowledges and agrees that there is no other contract or duty on the part of Grantee now in existence to assign Protected Works to anyone other than Company.

iii.Company and Grantee acknowledge that in the course of Grantee’s employment with Company, Grantee may from time to time create for Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork, or other copyrightable material, or portions thereof, and may be created within or without Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made for hire by Grantee, and Grantee shall cooperate with Company in the protection of Company’s copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights.

(e)Return of Materials. Grantee agrees to not retain or destroy (except as set forth below),

and to immediately return to Company on or prior to the Termination Date, or at any other time Company requests such return, any and all property of Company that is the possession of Grantee or subject to Grantee’s control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to Company and its business (regardless of form, but specifically including all electronic files and data of Company), together with all Protected Works and Confidential Information belonging to Company or that Grantee received from or through his employment with Company. Grantee shall not make, distribute, or retain copies of any such information or property. To the extent that Grantee has electronic files or information in his/her possession or control that belong to Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time Company requests, Grantee shall (i) provide Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(f)	Enforcement of Restrictive Covenants.

i.Company and Grantee specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants shall be inadequate, and that in the event Grantee breaches any of the Restrictive Covenants, Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Grantee from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to Company and that money damages would not provide an adequate remedy to Company. Grantee understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company at law or in equity. Company and Grantee understand and agree that, if Company and Grantee become involved in legal action regarding the enforcement of the Restrictive Covenants, the prevailing party or parties in such legal action shall be entitled, in addition to any other remedy, to recover reasonable costs and attorneys’ fees incurred in enforcing or defending action with respect to such covenants. Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Grantee shall not be impaired in any way by the existence of a claim or cause of action on the part of Grantee based on, or arising out of, this Award Certificate or any other event or transaction.

ii.Grantee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. Company and Grantee agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants, or any other provision of this Exhibit A, be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Award Certificate or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of Company’s legitimate business interests and may be enforced by Company to that extent in the manner described above and all other provisions of this Award Certificate shall be valid and enforceable.

(g)Defined Terms. For purposes of this Award Certificate, “Company” shall be deemed to include Company and any Subsidiary thereof. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Award Certificate:

i.“Competitive Services” means engaging in the business of commercial and mortgage banking, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits and otherwise engaging in the business of banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by Company as of or during the two years immediately prior to the Termination Date.

ii.“Confidential Information” means any and all data and information relating to Company, its activities, business, or clients that (1) is disclosed to Grantee or of which Grantee becomes aware because of Grantee’s employment with Company; (2) has value to Company; and (3) is not generally known outside of Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning Company: trade secrets (as defined by Tennessee Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Company. In addition to data and information relating to Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Company by such third party, and that Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company.

iii.“Material Contact” means contact between Grantee and a customer or potential customer of Company (1) with whom or which Grantee has or had dealings on behalf of Company; (2) whose dealings with Company are or were coordinated or supervised by Grantee; (3) about whom Grantee obtains Confidential Information in the ordinary course of business as a result of Grantee’s employment with Company; or (4) who receives products or services of Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Grantee within the two years prior to Grantee’s Termination Date.

iv.“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.

v.“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant.

vi.“Protected Customer” means any Person to whom Company has sold its products or services or actively solicited to sell its products or services, and with whom Grantee has had Material Contact during his employment with Company.

vii.“Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Grantee, or by others working with Grantee or under the direction of Grantee, during the period of Grantee’s employment, or conceived, produced or used or intended for use by or on behalf of Company or its customers.

viii.“Restricted Period” means any time during Grantee’s employment with SmartBank (and Company, if Grantee is employed by Company), as well as 24 months following Grantee’s Termination Date.

ix.“Restrictive Covenants” means the restrictive covenants contained in section (a) through (e) of this Exhibit A.

x.“Termination Date” means the date of termination of Grantee’s employment with SmartBank (and Company, if Grantee is employed by Company).

Exhibit B

SMARTFINANCIAL, INC.

OMNIBUS INCENTIVE PLAN

Designation/Change of Beneficiary Form

I, the undersigned, a participant in the above-named plan (the “Plan”), do hereby designate the following beneficiary to exercise my rights under the Plan and to receive any distribution with respect to any awards granted thereunder upon my death, and I hereby revoke all prior beneficiary designations that I may have made under the Plan.

Beneficiary:

Name:_______________________________________________________________

Address:_______________________________________________________________

_______________________________________________________________

Relationship:_______________________________________________________________

I understand that my beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificates (as defined in the Plan) applicable to me, except to the extent the Plan and Award Certificates otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee (as defined in the Plan).  I further understand that if no beneficiary has been designated or survives me, payment shall be made to my estate.

Executed this _____ day of ___________, 20 ___.

______________________________________________________________________

WitnessParticipant